Consent of Independent Accountants

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 12, 1996, relating to the Statement of Assets and Liabilities of Harris Insight Funds Trust, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectuses which constitutes parts of this Registration Statement. We also consent to the reference to us under the headings "Independent Accountants", "Expert" and "Financial Statements" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectuses.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Thirty South Seventeenth Street
Philadelphia, PA  19103
February 20, 1996